Exhibit 99.B(d)(5)

FOURTH AMENDMENT

TO

ADVISORY AGREEMENT

This Fourth Amendment (the “Amendment”) is made as of February 29, 2016, by and between PNC Funds (formerly known as Allegiant Funds) (the “Trust”) and PNC Capital Advisors, LLC (the “Adviser”).

WHEREAS, the Trust and the Adviser entered into an Advisory Agreement dated as of January 4, 2010, relating to the Adviser’s provision of investment advisory services to the Trust; and

WHEREAS, pursuant to Section 11 of the Agreement, the parties wish to amend the Agreement as set forth below.

NOW THEREFORE, the Agreement shall be amended as follows:

1.              Schedule 1 of the Agreement is hereby amended and restated to reflect the inclusion of PNC International Growth Fund. Schedule 1 as amended is attached hereto.

2.              With respect to the Agreement for PNC International Growth Fund (the “Fund”) only, Section 12 of the Agreement is deleted and replaced in its entirety with the following:

12. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law.

Exclusive jurisdiction over any action, suit, or proceeding under, arising out of, or relating to this Agreement shall lie in the federal and state courts within the State of Delaware, and each party hereby waives any objection it may have at any time to the laying of venue of any such proceedings brought in any such courts, waives any claim that such proceedings have been brought in an inconvenient forum, and further waives the right to object, with respect to such proceedings, that any such court does not have jurisdiction over that party.

For the avoidance of doubt, and without in any way implying that there are any third-party beneficiaries to the Agreement or any other investment advisory agreement with respect to any other series of the Trust, the Board of Trustees of the Trust (the “Board”) having determined that it was not the intention of the Board in entering into each such other advisory agreement that there be any third-party beneficiaries to such agreements, no person other than the Fund and the Adviser is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement; there are no third-party beneficiaries of this Agreement.  Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any person other than the Fund (including without limitation any shareholder in the Fund) any direct, indirect, derivative, or other rights against the Adviser, or (ii) create or give rise to any duty or obligation on the part of the Adviser (including without limitation any fiduciary duty) to any person other than the Fund, all of which rights, benefits, duties, and obligations are hereby expressly excluded.

2. Except as amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

PNC FUNDS

By:	/s/ Jennifer E. Spratley

Name:	Jennifer E. Spratley

Title:	President

PNC CAPITAL ADVISORS, LLC

By:	/s/ Mark S. McGlone

Name:	Mark McGlone

Title:	President

SCHEDULE 1

PNC FUNDS

ADVISORY AGREEMENT

EQUITY FUNDS	INVESTMENT ADVISORY FEE
PNC Balanced Allocation Fund	0.75%
PNC International Equity Fund	0.90%
PNC International Growth Fund	0.80%
PNC Large Cap Core Fund	0.75% of $0 to less than $1 billion, 0.70% of $1 billion to less than $1.5 billion, and 0.65% of $1.5 billion and over
PNC Large Cap Growth Fund	0.75% of $0 to less than $1 billion, 0.70% of $1 billion to less than $1.5 billion, and 0.65% of $1.5 billion and over
PNC Large Cap Value Fund	0.75% of $0 to less than $1 billion, 0.70% of $1 billion to less than $1.5 billion, and 0.65% of $1.5 billion and over
PNC Mid Cap Fund	0.75%
PNC Multi-Factor Small Cap Core Fund	0.90%
PNC Multi-Factor Small Cap Growth Fund	0.90%
PNC Multi-Factor Small Cap Value Fund	0.90%
PNC S&P 500 Index Fund	0.15% of $0 to less than $50 million, 0.10% of $50 million to less than $150 million, and 0.075% of $150 million and over
PNC Mid Cap Index Fund	0.15%
PNC Small Cap Index Fund	0.15%
PNC Small Cap Fund	0.90%

FIXED INCOME FUNDS
PNC Bond Fund	0.40%
PNC Government Mortgage Fund	0.40%
PNC High Yield Bond Fund	0.50%
PNC Intermediate Bond Fund	0.40%
PNC Limited Maturity Bond Fund	0.35%
PNC Total Return Advantage Fund	0.40%
PNC Ultra Short Bond Fund	0.20%
TAX EXEMPT BOND FUNDS
PNC Intermediate Tax Exempt Bond Fund	0.40%
PNC Ohio Intermediate Tax Exempt Bond Fund	0.40%
PNC Maryland Tax Exempt Bond Fund	0.40%
PNC Tax Exempt Limited Maturity Bond Fund	0.40%
MONEY MARKET FUNDS
PNC Government Money Market Fund	0.15%
PNC Money Market Fund	0.25%
PNC Tax Exempt Money Market Fund	0.20%
PNC Treasury Money Market Fund	0.25%
TARGET DATE FUNDS
PNC Target 2020 Fund	0.40%*
PNC Target 2030 Fund	0.40%*
PNC Target 2040 Fund	0.40%*
PNC Target 2050 Fund	0.40%*
PNC Retirement Income Fund	0.40%*

*The investment advisory fee is charged on the average daily net assets of each Target Date Fund that are not invested in (1) other registered investment companies, (2) pooled investment vehicles that charge a fee for advisory services, and (3) exchange-traded notes the contractual returns of which are calculated by reference to the performance of a broad-based securities market index (a “broad-based ETN”).  For these purposes, an exchange-traded note whose contractual returns are calculated by reference to an index or reference asset comprised of thirty or more securities will be considered a broad-based ETN, provided, that, regardless of the number of components of the index or reference asset, no exchange-traded note whose contractual returns are calculated by reference to an index or reference asset comprised of one or more interest rates, one or more measures of inflation or volatility, one or more commodities or currencies, and one or more securities of companies in a particular sector or industry shall be deemed a broad-based ETN.